UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 3, 2006

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01            Completion of Acquisition of Assets.

On May 3, 2006, Datawatch Corporation (“Datawatch”) completed the acquisition (“Acquisition”) of the products comprising the Integrated Document Archiving and Retrieval Systems (“IDARS”) business from ClearStory Systems, Inc. (the “Seller”). The acquisition of the IDARS business was consummated pursuant to an Asset Purchase Agreement dated as of March 10, 2006 between Datawatch and the Seller (“Purchase Agreement”). Datawatch paid cash consideration of approximately $4.3 million at closing and will pay an 18-month earn-out calculated by multiplying the net revenues derived from the IDARS product sales by 30%, but excluding the first $337,500 of net revenues. In connection with the acquisition of assets, Datawatch has employed 13 of the 14 Seller employees who worked in the IDARS business.

The Seller has agreed to indemnify Datawatch with respect to certain damages relating to a breach of the representations, warranties or covenants in the Purchase Agreement. Datawatch will retain $750,000 of the first year earnout payments for a period of one year to satisfy any indemnification claim. The terms of the Acquisition and the consideration received by the Seller were the result of arm’s-length negotiations between Datawatch and the Seller.

A copy of the press release announcing the acquisition of the IDARS business is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired

The required financial statements will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b)  Pro Forma Financial Information

The required pro forma financial information will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d)  Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release dated May 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: May 4, 2006	By:	/s/ ROBERT W. HAGGER
	Name:	Robert W. Hagger
	Title:	President and Chief Executive Officer